                                                                   EXHIBIT (4.1)

                                SECOND AMENDMENT

         THIS SECOND AMENDMENT, dated as of March 1, 1994 is to the Amended and Restated Revolving Credit and Term Loan Agreement (as previously amended, the "Credit Agreement"), dated as of March 14, 1990, among KAYDON CORPORATION (the "Company"), various Banks and CONTINENTAL BANK N.A., as Agent (in such capacity, the "Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

         WHEREAS, the parties hereto have entered into the Credit Agreement which provides for the Banks to make Revolving Credit Loans to the Company from time to time and to make Term Loans to the Company; and

         WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

         SECTION 1 AMENDMENT. Effective on (and subject to the occurrence of) the Second Amendment Effective Date (as defined below), the Credit Agreement shall be amended in accordance with Sections 1.1 through 1.20 below.

                 SECTION 1.1 Change of Banks. The Credit Agreement is hereby amended as of the date hereof to (i) include Wachovia Bank of Georgia, National Association as a party to the Credit Agreement, as amended hereby (herein, as so amended, called the "Amended Credit Agreement"), and such entity shall have all rights and obligations of a Bank under the Amended Credit Agreement and
(ii) delete Chemical Bank as a party to the Amended Credit Agreement.

                 SECTION 1.2 Section 1(A)(1). Section 1(A)(1) of the Credit Agreement is hereby amended by deleting the date "March 1, 1994" therein and substituting the date "March 1, 1997" therefor.

                 SECTION 1.3 Section 1(B). Section 1(B) of the Credit Agreement is hereby amended by deleting the date "March 1, 1994" therein and substituting the date "March 1, 1997" therefor.

                 SECTION 1.4 Section 1(D). Section 1(D) is hereby amended by deleting the words "two (2) Business Days" therein and substituting the words "three (3) Business Days" therefor.

                 SECTION 1.5 Section 2(A)(1). Section 2(A)(1) of the Credit Agreement is hereby amended by deleting the date "March 1, 1994" therein and substituting the date "March 1, 1997" therefor.

                 SECTION 1.6 Section 2(B)(1). Section 2(B)(1) of the Credit Agreement is hereby amended (i) by deleting the percentage "6.25%" therein and substituting the percentage "8 1/3%" therefor and (ii) by deleting the date "June 1, 1994" therein and substituting the date "June 1, 1997" therefor.

                 SECTION 1.7 Section 2(C)(1)(a). Section (2)(C)(1)(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                          Each borrowing herewith shall be in an aggregate
                 amount of at least $500,000 and an integral multiple of $100,000.

                 SECTION 1.8 Section (2)(C)(2). Section (2)(C)(2) of the Credit Agreement is hereby amended in its entirety to read as follows:

                          (2) For purposes of this Agreement, "Reference Rate" means (i) with respect to all Revolving Credit Loans, the rate per annum then most recently announced by the Agent from time to time at Chicago, Illinois as its "reference rate" and (ii) with respect to all Term Loans, such "reference rate" plus 0.25% per annum. Interest shall be computed on the actual number of days elapsed over a year comprised of 360 days.
                 Each change in the interest rate as a consequence of a change in the "Reference Rate" shall take effect as of the opening of business on the date announced for the effectiveness of such change.

                 SECTION 1.9 Section (2)(C)(3). Section (2)(C)(3) of the Credit Agreement is hereby amended in its entirety to read as follows:

                          (3) For purposes of this Agreement, "Eurodollar Rate" shall mean an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to the sum of
                 (a) the interest rate per annum at which deposits in United States dollars in an amount approximately equal to the Agent's portion of the principal amount of the Loan for which the determination is being made and with a maturity equal to the applicable Interest Period are offered to the Agent in immediately available funds in the interbank eurodollar market at approximately 10:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Interest Period, plus (b) with respect to all Revolving Credit Loans, 0.50%, and with respect to all Term Loans, 0.875%. Interest at the Eurodollar Rate shall be computed on the basis of the actual number of days elapsed over a year comprised of 360 days. The Eurodollar Rate shall be determined by the Agent which determination shall be conclusive absent manifest error.

                 SECTION 1.10 CD Rate. The Company and the Bank hereby agree that from and after the Second Amendment Effective Date the Bank shall not be obligated to make any Loans at the CD Rate or to permit the Borrower to elect the CD Rate with respect to any Loan and each Loan currently outstanding which bears interest at the CD Rate shall automatically become a Loan bearing interest at the Reference Rate at the end of such Loan's current Interest Period.

                 SECTION 1.11 Section (2)(E)(1). Section (2)(E)(1) of the Credit Agreement is hereby amended by (a) deleting the percentage "1/2 of 1%" in clause (a) thereof and substituting the percentage "0.375%" therefor and (b) deleting the percentage "1/4 of 1%" in clause (b) thereof and substituting the percentage "0.200%" therefor.

                 SECTION 1.12 New Section (2)(N). Section 2 of the Credit Agreement is hereby amended by adding a new Section (2)(N) immediately following Section (2)(M) thereof which reads as follows:

                          (N) Agent's Fee. The Borrower agrees to pay to the Agent an agent's fee at such times and in such amounts as are agreed upon in writing from time to time by the Borrower and the Agent.

                 SECTION 1.13 New Section 2(O). Section 2 of the Credit Agreement is hereby amended by adding a new Section 2(O) immediately following
Section 2(N) thereof which reads as follows:

                          (O) Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Notes then held by them, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

                 SECTION 1.14 Section 5(H). Section 5(H) of the Credit Agreement is hereby amended in its entirety to read as follows:

                          (H)  Maintenance of Ratios.  Anything herein
                 contained to the contrary notwithstanding, the Borrower will:

                                  (1)  maintain at the end of each fiscal
                          quarter of the Borrower, a ratio of Current Assets to Current Liabilities at a minimum of 1.6:1;

                                  (2)  maintain at the end of each fiscal
                          quarter of the Borrower Stockholders' Equity at least equal to the sum of (a) $100,000,000, plus (b) 40% of Net Income for each fiscal year of the Borrower ending after December 31, 1992 and prior to such fiscal quarter (calculated without offset for any net loss in any such fiscal year), plus (c) 50% of the net cash proceeds from the issuance or sale of any shares of capital stock of the Borrower after date hereof; and

                                  (3)  maintain at the end of each Computation
                          Period, a ratio of (i) the net income of the Borrower before interest expense and taxes for such Computation Period (excluding non-recurring gains and changes or charges resulting from any changes made in accounting methods) to (ii) interest expense of the Borrower for such Computation Period at a minimum of
                          2.0 to 1.

                 SECTION 1.15 Section 6(A)(9). Section 6(A)(9) of the Credit Agreement is hereby amended by deleting the percentages "250%" and "300%" therein and substituting therefor the percentages "175%" and "225%", respectively.

                 SECTION 1.16 Section 6(A)(10). Section 6(A)(10) of the Credit Agreement is hereby amended by deleting the percentage "200%" therein and substituting therefor the percentage "125%".

                 SECTION 1.17 Section 9. Section 9 of the Credit Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

                          Computation Period means any period of four
                 consecutive fiscal quarters of the Borrower ending on the last day of a fiscal quarter of the Borrower.

                 SECTION 1.18 New Section 12(G). Section 12 of the Credit Agreement is hereby amended by adding a new Section 12(G) immediately following
Section 12(F) thereof which reads as follows:

                          (G)  Assignments; Participations.

                          (1) Assignments. Any Bank may, with the prior written consent of the Borrower and the Agent (which consent
                 (i) shall not be unreasonably delayed or withheld and (ii) shall not be required in the case of an assignment by a Bank to an affiliate of such Bank), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Bank's Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitments) in a minimum aggregate amount equal to the lesser of (i) the assigning Bank's remaining aggregate Commitments and (ii) $5,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrower would be obligated to pay any greater amount under Sections 2(G) through (M) to the Assignee than the Borrower is then obligated to pay to the assigning Bank under such Sections and (b) the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                          (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Agent by such assigning Bank and the Assignee,

                          (y) the assigning Bank and the Assignee shall have executed and delivered to the Borrower and the Agent an assignment agreement substantially in the form of Exhibit I (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

                          (z) the assigning Bank or the Assignee shall have paid the Agent a processing fee of $2,500.

                 From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (B) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Borrower shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Revolving Credit Note in the principal amount of the Assignee's Revolving Credit Commitment (or following the making of the Term Loans, a Term Note in the principal amount of the Assignee's Term Loan) and, if the assigning Bank has retained a Commitment hereunder, a replacement Revolving Credit Note in the principal amount of the Revolving Credit Commitment retained by the assigning Bank (or, following the making of the Term Loans, if the assigning Bank has retained a Term Loan, a replacement Term Note in the principal amount of the Term Loan retained by the assigning
                 Bank) (such Notes to be in exchange for, but not in payment of, each predecessor Notes held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark each predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of each predecessor Note being assigned shall be paid as provided in the Assignment Agreement.
                 Accrued interest and fees on that part of each predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in each predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 12(G) shall be null and void.

                          Notwithstanding the foregoing provisions of this
                 Section 12(G)(1) or any other provision of this

                 Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

                          (2) Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitments of such Bank, or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the proviso to
                 Section 10(A). Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 2(O). The Borrower also agrees that each Participant shall be entitled to the benefits of Sections
                 (2)(G) through (M) as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Sections (2)(G) through (M) than would have been paid to the participating Bank if no participation had been sold).

                 SECTION 1.19 Exhibits A, A-1, and F. The Credit Agreement is amended by deleting Exhibits A, A-1, and F to the Credit Agreement and by substituting Exhibits A, A-1, and F, respectively, to this Second Amendment therefor.

                 SECTION 1.20 New Exhibit I. The Credit Agreement is hereby amended by adding new Exhibit I in the form of Exhibit I attached to this Second Amendment.

         SECTION 2 AGREEMENT. The Company and the Bank hereby agree that the Company shall not be required to deliver the information required to be delivered pursuant to Sections 5(D)(4) and 5(D)(7) of the Credit Agreement.

         SECTION 3  REPRESENTATIONS AND WARRANTIES.         The Company
represents and warrants to the Agent and the Banks that (a) each warranty set forth in Section 3 of the Credit Agreement is, or upon the effectiveness hereof will be, true and correct as if made on the date hereof, (b) the execution and delivery by the Company of this Second Amendment and the New Notes (as hereinafter defined) and the performance by the Company of its obligations under the Credit Agreement as amended by this Second Amendment (herein, as so amended, called the "Amended Credit Agreement") and the New Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary governmental approval and (iv) do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Company or of any indenture, loan agreement or other contract, order or decree which is binding upon the Company and (c) the Amended Credit Agreement and the New Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         SECTION 4 EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective, as of the day and year first above written, on such date (herein called the "Second Amendment Effective Date") when the Agent shall have received (a) counterparts of this Second Amendment executed by the parties hereto, and (b) each of the following documents in form and substance satisfactory to the Agent:

                 SECTION 4.1 New Notes. The promissory notes of the Company (each herein called a "New Note" and collectively called the "New Note"), substantially in the form of Exhibit B to the Credit Agreement, payable to the order of each Bank in the aggregate principal amount of such Bank's Revolving Credit 0Commitment.

                 SECTION 4.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Second Amendment and the New Notes and the performance by the Company of its obligations under the Amended Credit Agreement and the New Notes.

                 SECTION 4.3 Opinion. The opinion of Culver, Lague, Newman & Irish, counsel to the Company, in the form of Exhibit D hereto.

         SECTION 5  MISCELLANEOUS.

                 SECTION 5.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

                 SECTION 5.2 Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Second Amendment.

         SECTION 5.3 Governing Law. This Second Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

         SECTION 5.4 Successors and Assigns. This Second Amendment shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.

         SECTION 5.5 New Bank. Wachovia Bank of Georgia, National Association hereby agrees to become a party to the Amended Credit Agreement as fully as if it were named as a "Bank" thereunder, to assume all of the rights and obligations of a Bank under the Amended Credit Agreement, and to be governed by the terms and provisions of the Amended Credit Agreement.

         SECTION 5.6 Return of Old Notes. Upon the occurrence of the Second Amendment Effective Date each Bank shall return to the Company as promptly as practicable the notes previously issued to such Bank under the Credit Agreement marked to show that such notes have been superseded.

         Delivered at Chicago, Illinois, as of the day and year first above written.

         THIS SECOND AMENDMENT HAS BEEN DELIVERED IN CHICAGO, ILLINOIS AND SHALL DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

                                       KAYDON CORPORATION


                                       By:  /s/ John F. Brocci
                                          ---------------------------
                                       Title:   Secretary


                                       CONTINENTAL BANK N.A.,
                                         in its individual corporate
                                         capacity and as Agent


                                       By:  /s/ Ruth E. Gross
                                          ---------------------------
                                       Title:   Vice President



                                       BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, as
                                         succcessor by merger to Security
                                         Pacific National Bank

                                       By:  /s/ Wayne H. Riess
                                          ---------------------------
                                       Title:   Vice President


                                       SUN BANK OF TAMPA BAY


                                       By:  /s/ Brigitta A. Lawton
                                          ---------------------------
                                       Title:   Vice President


                                       NBD BANK, N.A.


                                       By:  /s/ D. Andrew Bateman
                                          ---------------------------
                                       Title:   First Vice President

                                       THE FIRST NATIONAL BANK OF MARYLAND


                                       By:  /s/ F. Winfred Trice
                                          ----------------------------
                                       Title:   Vice President


                                       THE BOATMEN'S NATIONAL BANK OF
                                         ST. LOUIS


                                       By:  /s/ Ian M. Fowler
                                          ----------------------------
                                       Title:   Associate Vice President


                                       WACHOVIA BANK OF GEORGIA,
                                         NATIONAL ASSOCIATION


                                       By:  /s/ Tammy F. Hughes
                                          ----------------------------
                                       Title:   Vice President

         Solely for purposes of Section 1.1 of this Second Amendment:

                                       CHEMICAL BANK


                                       By:  /s/ John J. Huber, III
                                          ----------------------------
                                       Title:   Managing Director

                                   EXHIBIT A

                                 List of Banks

                                                                       Revolving
                                                                        Credit                   Term Loan
Name of Bank                                   %                      Commitment                 Commitment
- ------------                              -----------                ------------               ------------
Continental Bank N.A.                     20%                        $15,000,000                $15,000,000

Bank of America
  National Trust and
  Savings Association                     13-1/3%                    $10,000,000                $10,000,000

Sun Bank of Tampa Bay                     13-1/3%                    $10,000,000                $10,000,000

NBD Bank, N.A.                            13-1/3%                    $10,000,000                $10,000,000

The First National
  Bank of Maryland                        13-1/3%                    $10,000,000                $10,000,000

The Boatmen's National
  Bank of St. Louis                       13-1/3%                    $10,000,000                $10,000,000

Wachovia Bank of
  Georgia, National
  Association                             13-1/3%                    $10,000,000                $10,000,000
                                          -------                    -----------                -----------

    Total                                 100.0%                     $75,000,000                $75,000,000

         Any reductions in the aggregate amounts of the Revolving Credit or Term Loan Commitment shall be made as among the Banks in proportion to the percentage set forth above.

                                  EXHIBIT A-1

                          Revolving Credit Commitments

                                                                     Unavailable                  Available
                                                                    Commitment at               Commitment at
Name of Bank                                   %                    March 1, 1994               March 1, 1994
- ------------                              -----------               -------------               -------------
Continental Bank N.A.                     20%                       $15,000,000                 $0

Bank of America
  National Trust and
  Savings Association                     13-1/3%                   $10,000,000                 $0

Sun Bank of Tampa Bay                     13-1/3%                   $10,000,000                 $0

NBD Bank, N.A.                            13-1/3%                   $10,000,000                 $0

The First National
  Bank of Maryland                        13-1/3%                   $10,000,000                 $0

The Boatmen's National
  Bank of St. Louis                       13-1/3%                   $10,000,000                 $0

Wachovia Bank of
  Georgia, National
  Association                             13-1/3%                   $10,000,000                 $0
                                          -------                   -----------                 --

     Total                                100.0%                    $75,000,000                 $0

         Any reductions in the aggregate amounts of the Available Commitment or the Unavailable Commitment shall be made as among the Banks in proportion to the percentages set forth above.

                                   EXHIBIT B

                         FORM OF REVOLVING CREDIT NOTE


[$______________]                                                  March 1, 1994

         KAYDON CORPORATION, a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of ______ _______________________ (the "Bank") at the office of CONTINENTAL BANK N.A., 231 South LaSalle Street, Chicago, Illinois 60697, as Agent (the "Agent"), the lesser of the principal sum of [$_________________] or the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 14, 1990 (herein, as amended or otherwise modified from time to time, the "Agreement"), among the Borrower, the Banks named therein and the Agent, such amount to be evidenced by endorsement thereof by the holder on the Schedule of Loans and Payments of Principal on the reverse side of this Note subject to the proviso set forth below, in immediately available funds on March 1, 1997; and the Borrower hereby promises to pay interest on the unpaid principal amount of all Revolving Credit Loans from time to time outstanding from the date hereof until stated maturity or earlier payment, in like funds, at such office, at a rate or rates per annum and at such times as are provided by the Agreement.

         Each Revolving Credit Loan and each prepayment or payment made on account of the principal hereof shall be endorsed by the holder on the Schedule of Loans and Payments of Principal on the reverse side of this Revolving Credit Note, provided, however, that the failure of the Bank or the Agent to set forth such principal payments, prepayments and other payments on such schedule shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans made by the Bank in accordance with the terms of this Revolving Credit Note. This Revolving Credit Note may be prepaid in whole or in part at the option of the Borrower and is subject to mandatory prepayment in accordance with the provisions of the Agreement. This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and the holder hereof and the Borrower are entitled to the benefits of the Agreement. Upon occurrence of an event of default specified in the Agreement, the principal hereof and accrued interest hereon may be declared to be or may become forthwith due and payable as provided in the Agreement.

         THIS NOTE HAS BEEN DELIVERED IN CHICAGO, ILLINOIS AND SHALL DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.


                                              KAYDON CORPORATION


                                              By________________________________
                                                Title___________________________

                                  SCHEDULE OF
                        LOANS AND PAYMENTS OF PRINCIPAL


                                           Amount of
                                           Principal              Unpaid
                 Amount of                 Paid or                Principal
Date             Loan                      Prepaid                Balance                 Certified By
- ------------------------------------------------------------------------------------------------------
 1
 -----------------------------------------------------------------------------------------------------
 2
 -----------------------------------------------------------------------------------------------------
 3
 -----------------------------------------------------------------------------------------------------
 4
 -----------------------------------------------------------------------------------------------------
 5
 -----------------------------------------------------------------------------------------------------
 6
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

                                   EXHIBIT C

                               FORM OF TERM NOTE

No. T-

[$______________]                                                 March 1, 1997

         KAYDON CORPORATION, a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of [_____________________________] (the "Bank") at the office of CONTINENTAL BANK N.A., 231 South LaSalle Street, Chicago, Illinois 60697, as Agent (the "Agent"), the principal sum of [$_________________], payable in accordance with subparagraph 2(B) of the Agreement referred to below in immediately available funds; and the Borrower hereby promises to pay interest on such principal sum or the unpaid balance thereof from the date hereof until stated maturity or earlier payment, in like funds, at such office, at a rate or rates per annum and at such times as are provided by the Agreement.

         This Term Note is one of the Term Notes referred to in, and the holder hereof and the Borrower are entitled to the benefits of, the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 14, 1990, among the Borrower, the Banks named therein and the Agent (herein, as amended or otherwise modified from time to time, the "Agreement"). This Term Note is subject to mandatory prepayments at the times and in the amounts specified in the Agreement. This Term Note may be prepaid in whole or in part at the option of the Borrower in accordance with the provisions of the Agreement. Upon occurrence of an event of default specified in the Agreement, the principal hereof and accrued interest hereon may be declared to be or may become forthwith due and payable as provided in the Agreement.

         THIS NOTE HAS BEEN DELIVERED IN CHICAGO, ILLINOIS AND SHALL DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

                                                   KAYDON CORPORATION


                                                   By__________________________
                                                     Title_____________________

                                   EXHIBIT D

                                FORM OF OPINION

                                   EXHIBIT F

                          DEBT AS OF DECEMBER 31, 1993


SENIOR                                                       $ 7,000,000.00
- ------

SECURED                                                        8,000,000.00
- -------

TOTAL SENIOR AND SECURED                                     $15,000,000.00
- ------------------------

                                   EXHIBIT I

                                    FORM OF
                              ASSIGNMENT AGREEMENT


To:      Kaydon Corporation
         Arbor Shoreline Office Park
         19329 US 19 North
         Clearwater, Florida  34624

           and

         Continental Bank N.A., as Agent
         231 South LaSalle Street
         Chicago, Illinois  60697

Re:  Assignment under the Credit Agreement referred to below

Gentlemen and Ladies:

         We refer to Section 12(G) of the Credit Agreement dated as of March 14, 1990 (as amended or otherwise modified, the "Credit Agreement"), among Kaydon Corporation, various financial institutions and Continental Bank N.A., as agent (the "Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

         This agreement constitutes notice to each of you of the proposed assignment and delegation to _______________ (the "Assignee") of ___% of the [Revolving Credit Loans/Term Loans], and of the Commitments of ___________ (the "Assignor"). After giving effect to such assignment and delegation, the Assignor's and Assignee's percentages for the purposes of the Credit Agreement will be as set forth opposite each such Person's name on the signature pages hereof.

         The Assignor hereby instructs the Agent to make all payments after the effective date hereof in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the effective date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

         The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder. The Assignee acknowledges and agrees that it (i) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Commitments been granted and its Loans been made directly by such Assignee to the Borrower without the intervention of the Agent, the Assignor or any other Bank and (ii) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other document executed in connection with the Credit Agreement or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other document executed in connection with the Credit Agreement or the value of any security therefor.

         The Assignee represents and warrants to the Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Sections 2(G) through (M) of the Credit Agreement than the Borrower is obligated to pay to the Assignor under such Sections.

         Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent

         (a) the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a "Bank" under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

         (b) the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

         The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Agent the processing fee referred to in Section 12(G)(1) of the Credit Agreement.

         The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitments:

         (A)     Address for Notices:

                 Institution Name:

                 Address:

                 Attention:

                 Telephone:

                 Facsimile:

         (B)     Payment Instructions:

         Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Adjusted Percentage =    %                                [ASSIGNOR]
- -------------------   ---
                                                          By:
                                                               ---------------------
                                                          Title:

Percentage =    %                                         [ASSIGNEE]
- ----------   ---
                                                          By:
                                                               --------------------
                                                          Title:


ACCEPTED AND CONSENTED TO

this ____ day of ________, 199_

CONTINENTAL BANK N.A.,
as Agent


By:__________________________________
   Title:____________________________


CONSENTED TO
this ___ day of _____________, 199__


KAYDON CORPORATION


By:__________________________________
   Title:____________________________


                                      -3-

                                                                           E-158